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                                                                   EXHIBIT 10.11


                              CONSULTING AGREEMENT

         This CONSULTING AGREEMENT dated as of December 15, 1999 (the "Effective Date") between EDWARD MOSES (the "Consultant"), with an address at 1281 Prince Court, Heathrow, Florida 32746 and DEMANDSTAR.COM, INC., a Florida corporation ("DSI"), which has its principal office located at 1551 Sandspur Road, Suite B, Maitland, Florida 32751

                                 R E C I T A L S

         A. DSI desires to retain Consultant to render consulting services with respect to its Internet business; and

         B. Consultant is willing to render such services on the terms and conditions hereinafter provided.

                               P R O V I S I O N S

         NOW, THEREFORE, in consideration of the mutual agreements set forth in this Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. ENGAGEMENT.

            (a) DSI hereby engages and retains Consultant to render the consulting services described in Section 2 hereof. Nothing contained in this Agreement shall be deemed to create or evidence any partnership, joint venture or employment arrangement by or between the parties, it being understood that the relationship established hereunder is limited to that of Consultant as an independent contractor acting for and on behalf of DSI as expressly set forth herein.

            (b) Without limiting Section 1(a), other than as specifically required in connection with the performance of his duties as a director of DSI, Consultant shall not be an agent for or have authority to act on behalf of or contractually bind DSI, except for any specific transaction which DSI may authorize Consultant to do in writing. In the absence of specific written authorization, Consultant shall have no authority to enter into any understanding, commitment or agreement on behalf of DSI or to otherwise bind DSI in any manner. Consultant agrees not to hold himself itself out to others as having any authority on behalf of or related to DSI, except as may be specifically granted to Consultant.

         2. SERVICES. For a period not to exceed three (3) years from the Effective Date (the "Initial Term"), unless otherwise mutually extended in writing by the Consultant and DSI, Consultant shall, at DSI's request from time to time and at Consultant's reasonable convenience, consult with and advise DSI with respect to corporate, business, marketing and promotional strategy involving DSI's business, including, without limitation, its e-commerce opportunities, financial strategies, strategic partners and Web sites. Consultant shall perform the services required hereunder on a limited-time basis, which shall not be more than one hundred (100) hours per year or more than eight (8) hours per month. In the event that Consultant shall be required to perform services in excess of eight (8) hours in any particular month, Consultant shall receive additional compensation from DSI in an amount equal to $1,000 per day. Consultant shall use his reasonable efforts, and devote sufficient time as may be necessary, to become familiar with and knowledgeable about DSI's products, services and business plans, and to render his services with due regard for the prompt, efficient and economical operation of the business of DSI. This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relations services to
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DSI inclusive of, but not limited to (i) direct or indirect promotion of the
DSI's securities, and (ii) assistance in making of a market in the DSI's securities.

         In the event that DSI shall desire to engage the services of the Consultant in excess of 100 hours in any annual period during the term of this Agreement, such additional services may be provided by the Consultant subject to the Consultant's availability (determined in his sole discretion) and the mutual agreement of DSI and the Consultant as to compensation therefor.

         3. PAYMENT FOR SERVICES AND EXPENSES. In full consideration for the Consultant's willingness to enter into this Agreement and to perform the services described herein, Consultant shall receive options (the "Options") to purchase an aggregate of 90,000 shares of DSI's common stock, par value $.0001 per share (the "Common Stock"), at an exercise price of $1.00 per share. Options to purchase 22,500 shares of Common Stock shall vest immediately upon the execution of this Agreement and Options to purchase an aggregate of 67,500 shares of Common Stock shall vest in equal thirds on the first three anniversary dates of the execution of this Agreement; provided, however, that vesting will be accelerated in the event of a Change of Control (as defined in DSI's 1999 Employee Incentive Compensation Plan governing the Options) or if DSI terminates this Agreement without cause (as defined in Section 7 of this Agreement). The Options shall be evidenced by a separate stock option agreement and shall be subject to the terms and conditions of such agreement and DSI's 1999 Employee Incentive Compensation Plan.

         4. NONEXCLUSIVITY OF THIS AGREEMENT. DSI understands and agrees that, except as set forth in the next sentence, Consultant shall not be prevented or barred from rendering services of any nature for or on behalf of any other person, firm, corporation or entity, subject to Consultant's obligation to maintain confidentiality of DSI's confidential information pursuant to Section 5 below. Consultant understands and agrees that DSI shall not be prevented or barred from retaining other persons or entities to provide services of the same nature or similar nature as those described herein or of any nature whatsoever.

         5. CONFIDENTIALITY. During the term of this Agreement and for a period of two (2) years thereafter, Consultant will not disclose to any other person, firm or corporation, nor use for his own benefit, during or after the term of this Agreement, any trade secrets or other confidential information of DSI which is acquired by Consultant in the course of performing services hereunder. For purposes of this Agreement, a "trade secret" is information not generally known to the public which gives DSI an advantage over its competitors, including all data, ideas, information, knowledge and papers pertaining to DSI's affairs, including all products or services under development, production methods and processes, subscriber or customer lists, marketing plans and information involving DSI. Any information, which (i) at or prior to the time of disclosure by DSI to Consultant was generally available to the public through no breach of this Agreement, (ii) was available to the public on a nonconfidential basis prior to its disclosure by DSI to Consultant or (iii) was made available to Consultant from a third party (provided that Consultant did not know that such party obtained or disseminated such information in breach of any legal obligation to DSI) shall not be deemed confidential information of DSI for purposes hereof. The Consultant shall also treat all information pertaining to the affairs of all existing and future or prospective customers or strategic partners of DSI as confidential trade secrets of such customers and partners.

         6. REPRESENTATIONS AND WARRANTIES.

            (a) DSI represents and warrants that (i) DSI is in good standing under the laws of the State of Florida (ii) this Agreement has been authorized by all necessary corporate action of DSI and constitutes a valid and binding obligation of DSI enforceable in accordance with its terms and (iii) all Options and all shares to be issued pursuant thereto have been duly authorized and all shares issuable pursuant to the Options shall, upon tender of the exercise price thereof, be fully paid and nonassessable.

            (b) Consultant represents and warrants that: (i) this Agreement is a valid and binding obligation of Consultant, enforceable in accordance with its terms; (ii) it is not a party to any agreement or instrument which would prevent it from entering this agreement or performing its obligations hereunder or otherwise conflicts with this Agreement; and (iii) Consultant shall not offer or make payment of any consideration


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to brokers, dealers or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of DSI's securities.

         7. TERMINATION. This Agreement may be terminated by either Consultant or DSI at anytime on sixty (60) day's notice. This Agreement also may be terminated by DSI for "cause," which shall be deemed to exist if the Consultant materially breaches any of its material obligations under this Agreement, provided that DSI shall first have given the Consultant written notice specifying the facts constituting the material breach at least thirty (30) days prior to the date of termination and the Consultant shall not have cured such breach if it is capable of being cured.

         8. CONSULTANT'S LIABILITY. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultant's breach of any term of this Agreement, the Consultant shall not be liable to DSI or to any officer, director, employee, shareholder or creditor of DSI, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where gross negligence or willful misconduct of the Consultant or the breach by the Consultant of any terms of this Agreement is alleged and proven, DSI agrees to defend, indemnify, and hold the Consultant harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in the defense of the Consultant) which may in any way result from services rendered by the Consultant pursuant to or in connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of DSI, made by the Consultant without the prior approval or authorization of DSI.

         9. DSI'S LIABILITY. The Consultant agrees to defend, indemnify, and hold DSI harmless from and against any and all reasonable costs, expenses and liability (including reasonable attorney's fees paid in defense of DSI) which may in any way result pursuant to its gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of DSI, without the prior approval or authorization of DSI or which are otherwise in violation of the term of this Agreement.

         10. MISCELLANEOUS.

             (a) No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by each of the parties hereto or a duly authorized representative thereto. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

             (b) If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or invalid to any extent, the remainder of this Agreement shall not be affected thereby, and this Agreement shall be construed to the fullest extent possible as to give effect to the intentions of the provision found unenforceable or invalid.

             (c) This Agreement may not be assigned by Consultant without the prior written consent of DSI.

             (d) This Agreement shall be binding upon the parties hereto and all permitted successors and assigns.

             (e) All notices and other communications provided for hereunder shall be in writing and shall be delivered to each party hereto by hand or sent by reputable overnight courier, with receipt verified, or registered or certified mail, return receipt requested, addressed to the addresses set forth in the beginning of this Agreement, or at such other address as either party may specify by notice to the other party given as aforesaid. Such notices shall be deemed to be effective when the same shall be deposited, postage prepaid, in the mail and/or when the same shall have been delivered by hand or overnight courier, as the case may be. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice may be deferred until, or may be taken or given on, the next business day.


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             (f) The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to its conflicts of law principles. Any action or proceeding involving the parties hereto shall be adjudicated in a Court located in Orange County, Florida. The parties hereto hereby irrevocably consent to the jurisdiction and venue of such Courts.

             (g) This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

             (h) All headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of any provision or provisions of this Agreement.

             (i) This Agreement, and the documents to be delivered in connection therewith, and the exhibits and schedules thereto, if any, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior and contemporaneous agreements, promises, covenants, arrangements, understandings, communications, representations or warranties, whether oral or written, by any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. No agreements or representations, whether written, oral, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement and the other documents to be delivered in connection herewith and therewith.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the 15th day of December, 1999.


                             DEMANDSTAR.COM, INC.


                             By:       /s/ O. F. Ramos
                                -----------------------------------------------
                             Name:   O. F. Ramos
                             Title:  President and Chief Executive Officer




                             /s/ Edward A. Moses
                             --------------------------------------------------
                             EDWARD A. MOSES


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